Exhibit 10.1

May 4, 2011

Jorge F. Sanchez

1790 Edwin Boulevard.

Winter Park, FL 32789

Dear Jorge:

I am very pleased to offer you the position of Executive Vice President, Chief Financial Officer for Floridian Financial Group, Inc. In this position you will also function as the Chief Financial Officer of our two subsidiary banks.

Below you will find the details related to your compensation package:

•	$5,209.00 initial semi-monthly salary with a salary increase in six months to $5417.00.

•	10,000 Stock Options at an exercise price to be determined by the Board of Directors.

•	Optional Group Health Insurance through Blue Cross Blue Shield available to you on the first day of the calendar month following 30 days after date of hire.

•	Optional Dental, Vision and Short Term Disability Insurance available to you on the first day of the calendar month following 30 days after date of hire.

•	Bank-paid Life Insurance and Long Term Disability Insurance available to you on the first day of the calendar month following 30 days after date of hire.

•	401K eligibility (after 90 days of employment)

Pay periods are the fifteenth and the last day of each month. Applicable federal, state and local taxes will be deducted from all compensation payments. You will be classified as an exempt employee and you will not be entitled to any overtime compensation. Your performance will be reviewed on an annual basis.

In addition to the above; sick days, holidays, as well as other typical related benefits, are available. You will be granted four weeks of vacation pay beginning with the 2012 calendar year. If you are hired prior to June 15th of this year, you will be eligible for 12 days of vacation in 2011 after 90 days of employment.

Please be advised that any offer of employment with Floridian Financial Group, Inc. is contingent specifically on the successful completion of employment-related paperwork and background/credit investigations, as well as there being no industry-related complaints or compliance problems which have not been previously disclosed fully and completely to Floridian Financial Group, Inc.

Furthermore, please understand that this letter does not constitute a contract of employment, implied or otherwise, or any guarantee of employment for any given period of time. Employment with Floridian Financial Group, Inc. is at will and may be terminated by either party at any time, with or without cause.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter. If you wish to accept the offer, please sign in the place provided below and return it to me within the prescribed time. If you have any further questions, please feel free to give me a call at 407-321-6735.

I am very excited about the opportunities here at Floridian Financial Group, Inc. and I know you will be as well. I am truly looking forward to working with you as we build a very successful bank.

If you are in agreement with the information outlined above, please sign and return one copy of this letter and retain one for your files.

Sincerely,

/s/ Leah M. Bumbalough

Leah M. Bumbalough

Senior Vice President

Director of Human Resources

ACKNOWLEDGED & ACCEPTED:
/s/ Jorge F. Sanchez
Jorge F. Sanchez

DATE: May 8, 2011